EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 15th day of November, 2010, by and between Birch Branch Inc. (the "Company"), and Wang Lei at 203 2# 43 ShuiTun Road, TianQiao district, Jinan City, Shandong Province, China  250101 (the "Executive") (collectively, the “Parties”).

WHEREAS, the Company is a publicly traded company with its shares of common stock quoted on the OTC Bulletin Board under the trading symbol “BRBH”; and

WHEREAS, the Company wishes to employ the Executive as Chief Financial Officer upon the terms and conditions set forth in this Agreement and the Executive is willing to accept such employment subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.        Employment.

(a)   Position and Duties.

(i)       Subject to the terms and conditions hereof, the Company hereby employs the Executive during the term of employment set forth in Section 2 to serve as Chief Financial Officer of the Company and perform the duties and services as are normally and customarily associated with such position, including assisting the Company with (A) financing through a private and/or public offering and (B) application for listing on a senior exchange (the “Senior Exchange”), including the New York Stock Exchange, NYSE-Amex, NASDAQ Global Select, NASDAQ Global Market and NASDAQ Capital Market, as well as such other associated duties as the board of directors of the Company (the “Board”) shall reasonably determine. The Executive shall report directly to the Chief Executive Officer of the Company. The Executive shall obey the lawful direction of the Chief Executive Officer and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

(ii)      During the Employment Term set forth in Section 2 hereof, the Executive shall use his best efforts to perform his duties under this Agreement and shall devote such time, energy and skill as is necessary in the performance of his duties with the Company. The Executive will not, unless as a representative of the Company or with consent in writing of the Board, be directly or indirectly engaged or concerned in any other business activities. Notwithstanding the foregoing provisions, the Executive is not prohibited from (A) participating in charitable, civic, educational, professional or community affairs or serving on the board of directors or advisory committees of non-profit entities; and (B) managing his and his family’s personal investments, in each case, provided that such activities in the aggregate do not materially interfere with his duties hereunder.  Company agrees that the Executive’s other activities will not and do not impede his ability to perform his role under this Agreement.

2.        Employment Term. Subject to Section 4 herein, the term of employment of the Executive under this Agreement shall start on November 15, 2010 and expire on November 14, 2013 (the “Employment Term”).

3.        Compensation.

(a)      Base Salary.  In consideration of the services to be rendered hereunder, the Company hereby agrees to pay the Executive an annual base salary of Three Hundred Thousand RMB (300,000 RMB) (the “Base Salary”) payable in equal monthly installments.

(b)    Stock Option. Subject to other provisions hereof and the terms and conditions set forth in the Stock Option Agreement between the Company and the Executive, the Company agrees to grant the Executive a four-year stock option (the “Stock Option”) to purchase a total of 318,250 shares of the Company’s common stock (the “Common Stock”) at an exercise price of $4.00 per share, equal to the closing bid price of the Company’s common stock as of the date hereof. The Stock Option shall vest and become exercisable on November 14, 2013 (the “Vesting Date”) , provided that the Executive has served the full Employment Term and the Company is listed on the Senior Exchange on the Vesting Date.

4.        Termination. Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
(a)  Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 7 of this Agreement of its intention to terminate the Executive Employment. In such event, the Executive’s employment shall terminate effective on the thirtieth (30th) day following receipt of such notice by the Executive, provided that within 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, "Disability" shall mean a determination  by the Company in accordance with applicable law that due to a physical or mental injury, infirmity or incapacity, the Executive is unable to perform the essential functions of his job with or without accommodation for 180 days (whether or not consecutive) during any 12-month period.

(b)  Death.  The Executive’s employment shall automatically terminate on the date of death of the Executive during the Employment Term.

(c)  Cause.  The Company may immediately terminate the Executive’s employment upon written notice of termination by the Company to the Executive for Cause. "Cause" shall mean, as determined by the Board (or its designee) (1) conduct by the Executive in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (2) the willful misconduct of the Executive; (3) the willful and continued failure of the Executive to perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (4) the commission by the Executive of any felony or any crime involving moral turpitude; (5) violation of any material policy of the Company or any material provision of the Company's code of conduct, employee handbook or similar documents; or (6) any material breach by the Executive of any provision of this Agreement or any other written agreement entered into by the Executive with the Company.

(d)  Termination other than for Cause. The Company shall have the right to terminate the Executive's employment hereunder for any reason at any time, including for any reason that does not constitute Cause, subject to the consequences of such termination as set forth in this Agreement.

(a)  Resignation for Good Reason. The Executive may voluntarily terminate his employment hereunder for Good Reason on the 60th day after the delivery of a written notice to the Company. For the purpose of this Agreement, “Good Reason” shall mean:

(i)  the assignment of the Executive to a position in which the Executive’s authority, duties and responsibilities are materially diminished from the authority, duties or responsibilities as contemplated by Section 1 of this Agreement or any other  action taken by the Company or its affiliated companies which results in a material , diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and insubstantial action not taken in bad faith and which is remedies by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company or its affiliated companies to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent  failure not occurring in bad faith and which is remedies by the Company promptly after receipt of notice thereof given by the Executive; or

(iii) any   material    change   in   the    Executive's    reporting   responsibilities;

However, in no event shall the Executive be considered to have terminated his employment for "Good Reason" unless and until the Company receives written notice from the Executive identifying in reasonable detail the acts or omissions constituting "Good Reason" and the provision of this Agreement relied upon, and such acts or omissions are not cured by the Company to the reasonable satisfaction of the Executive within 30 days of the Company's receipt of such notice.

(f) Resignation other than for Good Reason. The Executive may voluntarily terminate his employment hereunder for any reason other than Good Reason on the 60th day after the delivery a written notice to the Company.

5.        Consequence of Termination; Change of Control. In the event of termination of Executive’s employment or service with the Company or Change of Control (defined below) during the Employment Term, the Executive shall be entitled to (i) all accrued and unpaid Base Salary pursuant to Section 2(a), and (ii) reimbursement for any unreimbursed expenses properly incurred through the date of termination.

For the purpose of this Agreement, a “Change in Control" shall be deemed to have occurred if, during the term of this Agreement: (i) the beneficial ownership of at least 50% of the Company's voting securities or all or substantially all of the assets of the Company shall have been acquired, directly or indirectly by a single person or a group of affiliated persons, other than the Executive or a group in which the Executive is a member, or (ii) as the result of or in connection with any cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination of the Company with another corporation or entity and the new Board is comprised of majority directors chosen or elected by the members of the new/combined entity who were not members of the Company before such cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination of the Company with another corporation or entity.

6.        No Assignment. This Agreement is personal to each of the Parties.  Except as provided below, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto; provided, however, that the Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

7.        Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by hand, (2) on the date of transmission, if delivered by confirmed facsimile, (3) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (4) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Wang  Lei
c/o Henan Shuncheng Group Coal Coke Co., Ltd.
Cai Cun Road Intersection, Henan Shuncheng
Group Coal Coke Co., Ltd. (New Building)
Henan Province, Anyang County, China 455141

If to the Company:

Birch Branch Inc.
Attn.: Wang Feng
c/o Henan Shuncheng Group Coal Coke Co., Ltd.
Cai Cun Road Intersection, Henan Shuncheng
Group Coal Coke Co., Ltd. (New Building)
Henan Province, Anyang County, China 455141

With a copy (which does not constitute a notice) to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey, 07726
Attention: Richard I. Anslow, Esq.
Tel.: 732-409-1212
Fax: 732- 577-1188

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.        Protection of the Company’s Business.

(a)  Confidentiality. The Executive acknowledges that during the course of his employment by the Company (prior to and during the Employment Term) he has and will occupy a position of trust and confidence. The Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, except (i) as in good faith deemed necessary by the Executive to perform his duties hereunder, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that shall have become public or known in the Company's industry other than by the Executive's unauthorized disclosure, or (v) to the Executive's spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive's tax, financial and other personal planning (each an "Exempt Person"), provided, however, any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 8 by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company and that was learned by the Executive in the course of his employment by the Company, including, but not limited to, any proprietary knowledge, trade secrets, data and databases, formulae, sales, financial, marketing, training and technical information, client, customer, supplier and vendor lists, competitive strategies, computer programs and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

(b)  Non-Competition.  During the Employment Term and for the one-year period following the termination of the Executive's employment for any reason (the "Restricted Period"), the Executive shall not, directly or indirectly, without the prior written consent of the Company, provide employment (including self-employment), directorship, consultative or other services to any business, individual, partner, firm, corporation, or other entity that competes with any business conducted by the Company or any of its subsidiaries or affiliates on the date of the Executive's termination of employment or within one year of the Executive's termination of employment in the geographic locations where the Company and its subsidiaries or affiliates engage or propose to engage in such business (the "Business"). Nothing herein shall prevent the Executive from having a passive ownership interest of not more than 2% of the outstanding securities of any entity engaged in the Business whose securities are traded on a national securities exchange.

(c)  Non-Solicitation of Employees. The Executive recognizes that he possesses and will possess confidential information about other employees of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its subsidiaries and affiliates. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries and affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, (i) solicit or recruit any employee of the Company or any of its subsidiaries or affiliates (a "Current Employee") or any person who was an employee of the Company or any of its subsidiaries or affiliates during the twelve (12) month period immediately prior to the date the Executive's employment terminates (a "Former Employee") for the purpose of being employed by him or any other entity, or (ii) hire any Current Employee or Former Employee.

(d)  Non-Solicitation of Customers.  The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, solicit or attempt to solicit (i) any party who is a customer or client of the Company or its subsidiaries, who was a customer or client of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive's employment terminates or who is a prospective customer or client that has been identified and targeted by the Company or its subsidiaries for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or (ii) any supplier or vendor to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or vendor.

(e)  Property.  The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries ("Company Property").  During the Employment Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under this Agreement. When the Executive's employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

(f)   Non-Disparagement.  Executive shall not, and shall not induce others to, disparage the Company or its subsidiaries or affiliates or their past and present officers, directors, employees or products. "Disparage" shall mean making comments or statements to the press, the Company's or its subsidiaries' or affiliates' employees or any individual or entity with whom the Company or its subsidiaries or affiliates has a business relationship which would adversely affect in any manner (1) the business of the Company or its subsidiaries or affiliates (including any products or business plans or prospects), or (2) the business reputation of the Company or its subsidiaries or affiliates, or any of their products, or their past or present officers, directors or employees.

(g)  Cooperation. Subject to the Executive's other reasonable business commitments, following the Employment Term, the Executive shall be available to cooperate with the Company and its outside counsel and provide information with regard to any past, present, or future legal matters which relate to or arise out of the business the Executive conducted on behalf of the Company and its subsidiaries and affiliates, and, upon presentation of appropriate documentation, the Company shall compensate the Executive for any out-of-pocket expenses reasonably incurred by the Executive in connection therewith.

(h)  Equitable Relief and Other Remedies.  The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 8 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened or attempted breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In addition, without limiting the Company's remedies for any breach of any restriction on the Executive set forth in this Section 8, except as required by law, the Executive shall not be entitled to any payments set forth in Section 5 hereof if the Executive has breached the covenants applicable to the Executive contained in this Section 8, the Executive will immediately return to the Company any such payments previously received under Section 5 upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.

(i)   Reformation.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.  The Executive acknowledges that the restrictive covenants contained in this Section 8 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

(j)   Liability. Notwithstanding the provisions in this Section 8, the Executive shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or willful or intentional misconduct of the Executive or any person or entity acting for or on behalf of the Executive.

(k)  Survival of Provisions. The obligations contained in this Section 8 shall survive in accordance with their terms the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter.

9.        Indemnification. The Executive shall be indemnified to the extent permitted by the Company's organizational documents and to the extent allowed by law.  The Company shall continue to carry Director’s and Officer’s Liability Insurance in accordance with that which has been approved by the Company’s Board in such amounts and at limits no less than the current policy limits and amounts now in effect.

10.      Section Headings and Interpretation. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Expressions of inclusion used in this agreement are to be understood as being without limitation.

11.      Severability. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12.      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

13.      Arbitration.  Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in the City of New York, County of New York in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction.

14.      Governing Law.  This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

15.      Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not expressly set forth in this Agreement.

16.      Waiver and Amendment. No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either Party at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.      Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

18.      Authority and Non-Contravention. The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

19.      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BIRCH BRANCH INC.

Wang Feng
By: Wang Feng
Title: Chief Executive Officer

EXECUTIVE

Wang Lei
By: Wang Lei